Exhibit 9.1

                         FORM OF VOTING AGREEMENT
                         ------------------------

      VOTING AGREEMENT, dated as of April __, 1998 (this "Agreement"), between Apollo Apparel Partners, L.P., a Delaware limited partnership ("Apollo"), and Salant Corporation, a Delaware corporation ("Salant").

      WHEREAS, Magten Asset Management Corp., as agent on behalf of certain of its accounts, Apollo and Salant have entered into a letter agreement, dated March 2, 1998 (the "Letter Agreement"), regarding the basic terms and conditions of a restructuring of Salant pursuant to a comprehensive consensual plan (the "Restructuring Plan");

      WHEREAS, as of the date hereof, Apollo is the beneficial owner of 5,924,352 shares of Salant's issued and outstanding common stock, par value $1.00 per share ("Salant Common Stock");

      WHEREAS, in order to implement the Restructuring Plan, Salant will (i) hold a meeting of holders of Salant Common Stock (the "Stockholders") to obtain approval of Stockholders with respect to certain of the transactions contemplated by the Restructuring Plan as more fully described in the Letter Agreement, including, without limitation, (a) the issuance of shares of Salant Common Stock to effectuate the Restructuring Plan (the "Stock Issuance"), (b) an amendment to Salant's Certificate of Incorporation to effectuate a reverse stock split and an increase in the authorized number of shares of Salant Common Stock (the "Charter Amendment"), (c) the adoption of a new stock award and incentive plan (the "Stock Award and Incentive Plan"), and (d) the election of a new board of directors of Salant (together with the Stock Issuance, the Charter Amendment and the Stock Award and Incentive Plan, the "Restructuring Proposals"); and (ii) in the event that the approval by the Stockholders of each of the Restructuring Proposals is not obtained or 100% of the holders of Salant's 10-1/2% Senior Secured Notes due December 31, 1998 (the "Senior Notes") do not tender their Senior Notes in favor of the Restructuring Plan, solicit acceptances from Stockholders of a prepackaged chapter 11 plan of reorganization that is consistent with the terms and conditions of the Restructuring Plan; and

      WHEREAS, pursuant to the Letter Agreement and in order to effectuate the Restructuring Plan, Apollo has agreed to, among other things, enter into this Agreement with respect to all the shares of Salant Common Stock now owned and which may hereafter be acquired by Apollo (the "Shares").

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                 ARTICLE I

                              VOTING OF SHARES
                              ----------------

      SECTION 1.01.     Voting Agreement.   Subject to Apollo's receipt of
proxy or other solicitation materials in respect of the Restructuring Plan that are consistent with Salant's Registration Statement on Form S-4, dated April 23, 1998, filed with the Securities and Exchange Commission, Apollo hereby agrees that during the time this Agreement is in effect, (A) at any meeting of the Stockholders, however called, and in any action by consent of the Stockholders, Apollo will vote all of its Shares in favor of each of the transactions contemplated by the Restructuring Plan with respect to which a vote of the Stockholders is called, including, without limitation, each of the Restructuring Proposals; (B) Apollo will vote all of its Shares in favor of any plan of reorganization for which votes to accept or reject such plan of reorganization have been solicited; provided, that, such plan of reorganization is consistent with the terms of the Restructuring Plan set forth in the Letter Agreement; (C) so long as it is the beneficial owner of the Shares, Apollo will not at any time prior to the termination of the Letter Agreement, support or encourage, directly or indirectly, any financial restructuring concerning Salant other than the Restructuring Plan or any transaction or other action that is inconsistent with the terms of the Restructuring Plan; and (D) Apollo will not sell, transfer or assign any of the Shares or any voting interest therein during the term of the Letter Agreement except to a purchaser who agrees in writing prior to such acquisition to be bound by the terms of this Agreement and by all the terms of the Letter Agreement with respect to the Shares being acquired by such purchaser.

      SECTION 1.02.     Irrevocable Proxy.   In the event Apollo shall fail
to comply with the provisions of Section 1.01 hereof as determined by Salant in its sole discretion, Apollo agrees that such failure shall result, without any further action by Apollo, in the irrevocable appointment of Salant, until termination of this Agreement, as Apollo's attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to the Shares which Apollo is entitled to vote at any meeting of Stockholders (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in
Section 1.01 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Apollo hereby revokes all other proxies and powers of attorney with respect to the Shares which Apollo may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by Apollo with respect thereto. All authority herein conferred or agreed to be conferred shall survive the dissolution of Apollo as a partnership and any obligations of Apollo under this Agreement shall be binding upon the successors, assigns, heirs, executors, administrators and representatives of Apollo.

                                 ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF APOLLO
                  ----------------------------------------

      Apollo hereby represents and warrants to Salant as follows:

      SECTION 2.01.     Authority Relative to This Agreement.   This
Agreement has been duly and validly executed and delivered by Apollo and, assuming the due authorization, execution and delivery by Salant, constitutes a legal, valid and binding obligation of Apollo, enforceable against Apollo in accordance with its terms.

      SECTION 2.02.     No Conflict.   (a) The execution and delivery of this
Agreement by Apollo does not, and the performance of this Agreement by Apollo shall not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Apollo or by which the Shares are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Apollo is party or by which Apollo or the Shares are bound or affected, except, in the case of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Apollo of its obligations under this Agreement.

      (b) The execution and delivery of this Agreement by Apollo does not, and the performance of this Agreement by Apollo shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic governmental or regulatory authority, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and title 11 of the United States Code.

      SECTION 2.03.     Title to the Shares.   Apollo hereby represents that,
(a) as of the date hereof, Apollo is either the record owner or the beneficial owner of 5,924,352 shares of Salant Common Stock, and (b) as of the date hereof and at any meeting of the Stockholders held during the term of this Agreement, Apollo has, and shall have, the ability to vote all of the Shares in accordance with Section 1.01 of this Agreement. Except as provided in this Agreement, Apollo has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                                ARTICLE III

                            COVENANTS OF APOLLO
                            -------------------

      SECTION 3.01.     No Inconsistent Agreements.   Apollo hereby covenants
and agrees that, except as contemplated by this Agreement and the Letter Agreement, Apollo shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

      SECTION 3.02.     Transfer of Title.   Apollo hereby covenants and
agrees that it shall not transfer record or beneficial ownership of any of the Shares unless the transferee agrees in writing to be bound by the terms of this Agreement and the Letter Agreement with respect to the Shares being acquired by such transferee.

                                 ARTICLE IV

                               MISCELLANEOUS
                               -------------

      SECTION 4.01.     Termination.   This Agreement shall terminate upon
the earlier of: (i) the Effective Date (as defined in the Letter Agreement); and (ii) the termination of Apollo's obligations under the Letter Agreement in accordance with the terms and conditions thereof.

      SECTION 4.02.     Enforcement of Agreement.   The parties hereto agree
that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 4.03.     Successors and Affiliates.   This Agreement shall
inure to the benefit and shall be binding upon the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives. If any person shall acquire additional Shares from Apollo in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares, such person shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. Without limiting the foregoing, Apollo specifically agrees that the obligations of Apollo hereunder shall not be terminated by operation of law, including, without limitation, the dissolution of Apollo as a partnership.

      SECTION 4.04.     Entire Agreement.   This Agreement constitutes the
entire agreement between Salant and Apollo with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Salant and Apollo with respect to the subject matter hereof; provided however, that the terms and conditions set forth in the Letter Agreement shall remain in full force and effect.

      SECTION 4.05.     Amendment.   This Agreement may not be amended except
by an instrument in writing signed by the parties hereto.

      SECTION 4.06.     Waivers.   Except as provided in this Agreement, no
action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      SECTION 4.07.     Severability.   Any term or provision of this
Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 4.08.     Governing Law.   Except to the extent that the
General Corporation Law of the State of Delaware is mandatorily applicable to the rights of Apollo, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

      SECTION 4.09.     Counterparts.   This Agreement may be executed in
counterparts by manual or facsimile signature of each undersigned party, and all such counterparts shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date hereof.

                                     APOLLO APPAREL PARTNERS, L.P.

                                     By: AIF II, L.P., its General Partner

                                     By:
                                        ----------------------------------
                                        Name:
                                        Title:

                                     SALANT CORPORATION

                                     By:
                                        ----------------------------------
                                        Name:
                                        Title: